SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934
                  (Amendment No. [ ])

[X ] Filed by the Registrant

[  ] Filed by a Party other than the Registrant


Check the Appropriate Box:

[  ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

[X ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or
     Sec. 240.14a-12

                   PENN VIRGINIA CORPORATION
      -----------------------------------------------------
        (Name of Registrant as Specified in Its Charter)


      ------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rule O-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A

[  ] $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3)

[  ] Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and O-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregrate number of securities to which transaciton applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[  ] Fee paid previously with perliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                 PENN VIRGINIA CORPORATION
                One Radnor Corporate Center
                        SUITE 200
                   100 MATSONFORD ROAD
                RADNOR, PENNSYLVANIA 19087


      NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS


To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the "Company") which will be held at the Company's corporate office, One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania, Tuesday, May 6, 1997, at 10:00 a.m., Eastern Daylight Time, and at any adjournment thereof, to consider and act on the following matters:

  1. The election of eight directors to serve until the next Annual Meeting of Shareholders, or until their successors are elected and qualified (Voting Item 1);

  2. A proposal to amend the Articles of Incorporation of the Company to increase the number of authorized shares of the common stock of the Company to 16,000,000 shares (Voting
Item 2);

  3. A shareholder proposal as described in the accompanying Proxy Statement (Voting Item 3); and

  4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 7, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of shareholders so entitled to vote will be available at the Company's corporate office in Radnor, Pennsylvania during regular business hours for a period of ten calendar days prior to the Annual Meeting.

     In order that your shares may be represented at the Annual Meeting, please date and sign the enclosed proxy card and return it promptly in the accompanying envelope.


                         By Order of the Board of Directors

                         Beverly Cole McGuire
                         Corporate Secretary

Radnor, Pennsylvania
March 31, 1997

                  PENN VIRGINIA CORPORATION

                    PROXY STATEMENT
               ANNUAL MEETING OF SHAREHOLDERS
                      MAY 6, 1997


                  GENERAL INFORMATION

     This Proxy Statement and the accompanying proxy are being furnished to shareholders of Penn Virginia Corporation (the "Company") in connection with the solicitation of the enclosed proxy by or on behalf of the Board of Directors for use at the Annual Meeting of Shareholders on May 6, 1997. This Proxy Statement and the accompanying proxy are being first mailed on or about March 31, 1997.

RECORD DATE AND VOTING RIGHTS

     Shareholders of record at the close of business on March 7, 1997 will be entitled to vote at the meeting. On that date there were outstanding and entitled to vote (one vote per share) 4,131,294 shares of common stock, par value $6.25 per share. The presence, in person or by proxy, of shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Under Virginia Law, directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote. For the amendment to the Articles of Incorporation to be effective, the proposal must be approved by the holders of more than two-thirds of the shares entitled to vote. Abstentions and broker non-votes have the effect of a vote against the proposal. Adoption of the shareholder proposal, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote.

REVOCABILITY AND VOTING OF PROXY

     All shareholders, regardless of whether they expect to attend the meeting in person, are requested to vote, date, sign and promptly return the enclosed proxy in the accompanying envelope. Each shareholder has the right to revoke a proxy by filing with the Secretary of the Company a written revocation before the proxy is voted or by submitting to the Company before the taking of the vote a duly executed proxy bearing a later date or by voting the shares subject to such proxy by written ballot at the Annual Meeting. Any shareholder may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

     The three officers of the Company designated as the proxies to vote shares at the Annual meeting will vote in accordance with the instructions on the proxy card. If no specific voting instructions are given with respect to the matters to be voted upon, the shares represented by each signed proxy will be voted (1) FOR the election of each of the nominees to the Company's Board of Directors, (2) FOR the amendment to the Articles of Incorporation, and (3) AGAINST the shareholder proposal. Management does not expect any matters other than the election of directors, the amendment to the Articles of Incorporation, and the shareholder proposal to be presented for action at the Annual Meeting.

PROXY SOLICITATION

     The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying material, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some officers and employees may solicit proxies personally, by telephone or by mail and will not be additionally compensated therefor.

          VOTING ITEM 1.  ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight directors. Messrs. Teyssen and Oppenborn, who were appointed to the Board in 1996 pursuant to the terms of an agreement between Interkohle Beteiligungsgesellschaft mbH ("Interkohle"), a major shareholder of Penn Virginia Corporation until January 30, 1997, are not standing for re-election. The Board has nominated Mr. Garrett and Mr. Rye to fill the two director positions thus vacated. The eight directors nominated for election at the 1997 Annual Meeting are Mr. Black, Mr. Cadigan, Mr. Dearlove, Mr. Garrett, Mr. Rye, Mr. Shober, Mr. Witsell, and Mr. Wright. The nominees, if elected, will serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Although all nominees currently intend to serve on the Board, if any nominee should decline or be unable to serve, the Board will designate a substitute nominee. The Company has no reason to believe that any nominee will decline or be unable to serve.


     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
ELECTION OF THE EIGHT NOMINEES.


   NOMINEES FOR DIRECTOR, AGE, POSITION WITH THE COMPANY,
       BUSINESS EXPERIENCE DURING PAST FIVE YEARS,
                AND OTHER DIRECTORSHIPS
____________________________________________________________

LENNOX K. BLACK, age 67              Director since 1984<F1>
Chairman of the Company's Board
(1992 to date); Chief Executive
Officer of the Company (1992 to
May 1996); Chief Executive Officer
of Teleflex, Inc. (1982 to 1995).
Director (Chairman) of Teleflex,
Inc., Quaker Chemical Corporation,
and Pep Boys.

JOHN D. CADIGAN, age 56          Director since 1987<F3><F4>
President of Rio Petrol, Inc.,
oil and gas investments (1984 to
date); Vice President, Campbell
Investment Company, investments
(1976 to date); President of
Cadigan Corp., investments
(1980 to date).  Director of Rio
Petrol, Inc., Campbell Investment
Company, Cadigan Corp. and
Joshua Green Corporation.

A. JAMES DEARLOVE, age 49        Director since 1996<F1>
President and Chief Executive
Officer of the Company(May 1996
to date); President and Chief
Operating Officer of the Company
(1994 to May 1996); Senior Vice
President of the Company (1992 to
1994); Vice President of the Company
(1986 to 1992).  Director of Powell
River Project and National Council
of Coal Lessors.

ROBERT GARRETT, age 60
President of Robert Garrett &
Sons Inc., a venture investing
and advisory company (1986 to date);
President of AdMedia Partners,
Inc., an investment banking
firm serving media and
advertising businesses (1990
to date).  Director (Chairman)
of Southeast Publishing
Ventures, Inc. and Mickelberry
Communications, Inc.

JOE T. RYE, age 58
President of Joe T. Rye, P.C.,
a business consulting firm (1992
to date) and a rancher (1979
to date); Senior Vice President,
Chief Financial Officer and
Director of Seagull Energy
Corporation (1982 to 1992).

JOHN A. H. SHOBER, age 63        Director since 1978<F1><F3>
Vice Chairman of the Board
of the Company (April 1992
to 1996); President and Chief
Executive Officer of the
Company (1989 to March 1992).
Director of AirGas, Inc.,
Anker Coal Group, Inc.,
BetzDearborn, Inc., Charter
Power Systems, Inc., Eisenhower
Exchange Fellowships, Ensign
Bickford Industries, Inc., First
Reserve Corporation, MIBRAG mbH,
Pennsylvania Hospital, and YMCA
of Philadelphia.


FREDERICK C. WITSELL, JR., age 63    Director since 1972<F2>
Vice Chairman, J.P. Morgan Florida
FSB (Sept. 1993 to date); Managing
Director, Morgan Guaranty Trust
Company of New York (Feb. 1989 to
Jan. 1994).  Director and Vice
Chairman of J.P. Morgan Florida FSB.

MINTURN T. WRIGHT, III, age 71   Director since 1973<F2><F4>
Retired partner, Dechert Price &
Rhoads, attorneys (1961 to 1995;
retired June 30, 1995).  Director
of The Philadelphia Contributionship.


<F1> Member of the Executive Committee
<F2> Member of the Compensation and Benefits Committee
<F3> Member of the Audit Committee
<F4> Member of the Oil and Gas Committee


ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS AND
COMMITTEES

     The Board of Directors held eight meetings during 1996. The Board has four standing committees: the Executive Committee, the Compensation and Benefits Committee, the Audit Committee, and the Oil and Gas Committee. The Board does not have a Nominating Committee. Each director attended at least 75 percent of total 1996 Board and standing committee meetings on which he served.

     The Executive Committee, subject to certain exceptions and applicable law, has and may exercise all the authority of the Board in the management of the business and affairs of the Company when the Board is not in session. The
Executive Committee, composed of Messrs. Black (Chairman),
Dearlove, Shober, and Teyssen, did not meet in 1996.

     The Compensation and Benefits Committee, composed of Messrs. Witsell (Chairman), Teyssen, and Wright, reviews and makes recommendations to the Board of Directors regarding compensation for officers of the Company and periodically reviews the Company's and subsidiaries' employee benefit programs and reports its recommendations to the Board of Directors. The Compensation and Benefits Committee met once in 1996.

     The Audit Committee of the Board of Directors, composed of Messrs. Cadigan (Chairman), Oppenborn, and Shober, met four times in 1996. The Audit Committee recommends to the Board of Directors for its approval independent public accountants to audit the books, records and accounts of the Company, and reviews and approves the overall scope and adequacy of the independent and internal audit programs and the proposed form of the Company's consolidated financial statements. The Audit Committee also reviews the results, findings and recommendations of audits performed by the independent public accountants and the internal auditor, the system of internal accounting controls, the significant accounting policies of the Company as they apply to its consolidated financial statements, the audit fees to be paid to the independent public accountants and the nature of non-audit services performed by the independent public accountants.

     The Oil and Gas Committee, composed of Messrs. Cadigan,
Oppenborn, and Wright, met once in 1996.  The Oil and Gas
Committee reviews oil and gas operations and makes recommendations to the Board concerning acquisitions and other oil and gas matters.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company receives an annual retainer of $15,000 of which $8,000 is paid in cash in four quarterly payments of $2,000 each. The remaining $7,000 is paid in December in the form of Company stock or cash, at the election of each director.

     Effective May 6, 1997, the retainer described above will be eliminated and replaced with the following: each director who is not an employee of the Company will receive
300 shares of Company stock and $5,000 cash on the Annual
Meeting date. Directors appointed between Annual Meeting dates will receive a pro rata portion of shares and cash.

     Each director who is not an employee of the Company receives $650 for each Board of Directors' meeting he attends. Committee chairmen receive an extra $100 for meetings they chair. Directors also receive stock options under the 1995 Directors' Stock Option Plan (the "1995
Plan") which was approved by the shareholders in May 1995.
Under the terms of the 1995 Plan, each eligible director receives 5,000 options when he first becomes an eligible director. Each eligible director also receives options to acquire 100 shares on the first business day of each of the years 1996 through 1999.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

     The following table sets forth the name and address of each shareholder of the Company who is known by the Company to beneficially own more than five percent of the Company's outstanding common stock, the number of shares beneficially owned by each, and the percentage of outstanding common stock so owned, as of January 31, 1997. All such information is based on information furnished to the Company by the respective shareholders or contained in filings submitted with the Seurities and Exchange Commission (the "SEC") such as Schedules 13D and 13G.


                                   Shares
                                   Beneficially     Percent
Name and Address                   Owned            of Class
------------------------           ------------     --------
E. B. LEISENRING, JR.              325,892<F1>      7.9%
   One Tower Bridge
   Suite 501
   West Conshohocken,
   Pennsylvania 19428

TWEEDY BROWNE                      286,585<F2>      6.9%
   52 Vanderbilt Avenue
   New York, New York 10017


<F1>  These shares are held as follows: 32,749 shares of
which Mr. Leisenring is the record and beneficial owner; 13,700 of which Mr. Leisenring's wife is the record holder; 165,108 shares owned by four trusts of which Mr. Leisenring is co-trustee with First Union National Bank and with respect he shares voting and investment power; 14,335 shares owned by three trusts of which Mr. Leisenring is a co-trustee and with respect to which he shares voting and investment power; and 100,000 shares owned of record and beneficially by the Sinkler Corporation (a wholly-owned subsidiary of Wentz Corporation) of which Mr. Leisenring is a director and deemed to be a beneficial owner under applicable rules of the SEC.

<F2>  Based on Schedule 13F as of December 31, 1996 which
indicates that Tweedy Browne had sole investment discretion over 278,895 shares, shared investment discretion over 5,000 shares, and shared other investment discretion over 2,690 shares. Out of the total 286,585, Tweedy Brown had sole voting authority over 271,685 shares and no voting authority over 14,900 shares.


     The table appearing below sets forth the information as of March 7, 1997 with respect to shares of the Company's common stock beneficially owned by the current directors, nominees for director, the Company's Chief Executive Officer and named executive officers, and all directors and executive officers as a group, and the percentage of the Company's outstanding common stock so owned by each.


                    Security Ownership of Management
____________________________________________________________
                    Directors, Nominees        Amount and
                    for Director,              Nature
                    and Named                  of Beneficial
Title of Class      Executive Officers         Ownership<F1>
--------------      -----------------------    -------------
Common Stock        Lennox K. Black            121,326<F3>
  "      "          John D. Cadigan             49,117<F4>
  "      "          A. James Dearlove          111,872<F5>
  "      "          Hans-Albert Oppenborn        5,100<F6>
  "      "          John A. H. Shober          113,100<F7>
  "      "          Johannes Teyssen             5,000<F8>
  "      "          Frederick C. Witsell, Jr.   10,100<F9>
  "      "          Minturn T. Wright, III       8,286<F9>
  "      "          Robert Garrett               1,000
  "      "          Joe T. Rye                      0
  "      "          David R. Barker             21,250<F10>
  "      "          Keith D. Horton             39,494<F11>
  "      "          Steven W. Tholen            55,162<F12>
____________________________________________________________
Common Stock        All Directors, Nominees-
                    for Director and
                    Executive Officers as a
                    group (14 persons)         569,391<F13>
____________________________________________________________

                    Directors, Nominees for
                    Director, and Named         Percent of
Title of Class      Executive Officers          Class<F2>
--------------      --------------------------  ----------
Common Stock        Lennox K. Black              2.7%
  "      "          John D. Cadigan              1.1%
  "      "          A. James Dearlove            2.5%
  "      "          Hans-Albert Oppenborn
  "      "          John A. H. Shober            2.5%
  "      "          Johannes Teyssen
  "      "          Frederick C. Witsell, Jr.
  "      "          Minturn T. Wright, III
  "      "          Robert Garrett
  "      "          Joe T. Rye
  "      "          David R. Barker
  "      "          Keith D. Horton
  "      "          Steven W. Tholen             1.2%
____________________________________________________________
Common Stock        All Directors, Nominees
                    for Director and
                    Executive Officers as a
                    group (14 persons)          12.6%
____________________________________________________________


<F1>  Unless otherwise indicated, all shares are owned
directly by the named person and he or she has sole voting and investment power with respect to such shares. Includes all options that are exercisable by the named person before May 30, 1997.

<F2>  Calculated as (voting stock plus exercisable options
of named person) divided by (total voting stock plus total exercisable options). Schedule shows percentage ownership if greater than one percent.

<F3>  Includes options to purchase 90,100 shares.

<F4>  Includes options to purchase 5,100 shares;  100 shares held in an IRA by Mr. Cadigan's wife; 1,000 shares owned by Cadigan Corp. (of which Mr. Cadigan is an officer and director); 11,500 shares owned by Campbell Investment Company (of which Mr. Cadigan is an officer and director); 12,000 shares owned by Rio Petrol, Inc. (of which Mr. Cadigan is an officer and director); 1,600 shares owned by an estate (of which Mr. Cadigan is the executor and Campbell Investment Company is one of the beneficiaries); and a total of 15,867 shares held in a number of separate accounts with respect to which Mr. Cadigan shares voting or investment power.

<F5>  Includes options to purchase 100,700 shares; 2,094
shares held in Mr. Dearlove's deferred compensation accounts;
and 3,778 shares held in Mr. Dearlove's ESOP account.

<F6>  Includes options to purchase 5,000 shares.  Also
includes 100 shares held by Mr. Oppenborn's wife.

<F7>  Includes options to purchase 5,100 shares. Also
includes 100,000 shares owned by The Sinkler Corporation (a wholly-owned subsidiary of Wentz Corporation) of which Mr.
Shober is a Director.

<F8>  Includes options to purchase 5,000 shares.

<F9>  Includes options to purchase 5,100 shares.

<F10> Includes options to purchase 20,000 shares.

<F11> Includes options to purchase 36,750 shares; 633 shares held in Mr. Horton's deferred compensation accounts; and 2,011 shares held in Mr. Horton's ESOP account.

<F12> Includes options to purchase 45,000 shares and 162
shares held in Mr. Tholen's ESOP.

<F13> Includes options to purchase 343,950 shares; and 4,818 shares in the employees' deferred compensation accounts and 10,329 shares in the ESOP Plan held in accounts of executive officers.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 1996 all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                 EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information for the Chief Executive Officer and the named executive officers of the Company at December 31, 1996 for the years 1996, 1995 and 1994:


                   Summary Compensation Table
------------------------------------------------------------
                                       Annual
                                       Compensation
                       -------------------------------------
                                                Other Annual
Name and                        Salary   Bonus  Compensation
Principal Position       Year   ($)      ($)       ($)
--------------------     ----  -------  ------  ------------
Lennox K. Black          1996   31,250    -0-     73,882<F5>
   Chairman<F1>          1995   75,000    -0-     32,832<F5>
                         1994   75,000    -0-     32,082<F5>

A. James Dearlove        1996  240,000   30,000         <F6>
   President and Chief   1995  200,000   40,000         <F6>
   Executive Officer     1994  166,250   40,000         <F6>

Steven W. Tholen         1996  150,000   15,000         <F6>
   Vice President and    1995   75,836    -0-     27,351<F7>
   Chief Financial
   Officer<F2>

Keith D. Horton          1996  120,000   15,000         <F6>
   Vice President<F3>

David R. Barker          1996  100,000    -0-     45,196<F8>
   Vice President<F4>


                                   Long-Term
                                   Compensation
                                   ------------
                                   Awards
                                   Number of   All Other
Name and                           Options     Compensation
Principal Position           Year  ($)
-------------------------    ----  ----------  ------------
Lennox K. Black              1996  40,100      -0-
   Chairman<F1>              1995  30,000      -0-
                             1994  20,000      -0-

A. James Dearlove            1996  55,000      15,850<F9>
   President and Chief       1995  20,000      26,320<F9>
   Executive Officer         1994  10,000      25,067<F9>

Steven W. Tholen             1996  35,000      10,342<F10>
   Vice President and Chief  1995  10,000         400<F10>
   Financial Officer<F2>

Keith D. Horton              1996  20,000      12,342<F11>
   Vice President<F3)

David R. Barker              1996  20,000         321<F12>
   Vice President<F4>


<F1>  Mr. Black was also Chief Executive Officer until May
7, 1996 at which time Mr. Dearlove was appointed Chief
Executive Officer.

<F2>  Mr. Tholen joined the Company as Vice President and
Chief Financial Officer in June 1995.

<F3>  Mr. Horton was named Vice President of the Company in
February 1996. Compensation for 1994 and 1995 is not required to be reflected in this table.

<F4>  Mr. Barker joined the Company as Vice President in
March 1996.

<F5>  Includes director fees and retainer: $18,900 (1996),
$21,600 (1995), $20,850 (1994); car allowance: $11,232 (1996), $11,232
(1995), $11,232 (1994); consulting fee: $43,750 (1996).

<F6>  Total Other Annual Compensation is less than the lesser of
$50,000 or 10 percent of the named executive officer's total annual salary and bonus; no disclosure is required.

<F7>  Includes $4,366 personal use of Company car and $22,985 moving allowance.

<F8>  Includes $3,339 personal use of Company car, $10,833 moving allowance, and $31,024 moving expenses.

<F9>   Includes Company contributions to Mr. Dearlove's deferred
compensation accounts: $4,000 (1996), $1,800 (1995), $1,800
(1994); Company contribution to Mr. Dearlove's ESOP account:
$10,806 (1996), $23,476 (1995), $22,223 (1994); and life
insurance premiums:  $1,044 (1996), $1,044 (1995), $1,044 (1994).

<F10>  Includes Company contributions to Mr. Tholen's deferred compensation accounts: $4,000 (1996); Company contributions to Mr. Tholen's ESOP account: $5,484 (1996); and life insurance premiums: $858 (1996), $400 (1995).


<F11>  Includes Company contributions to Mr. Horton's deferred compensation accounts: $4,000 (1996); Company contributions to his ESOP account: $7,851 (1996); and life insurance premiums:
$491 (1996).

<F12>  Includes $321 life insurance premium.


     The following table sets forth certain information concerning options granted under the 1994 Stock Option Plan and the 1995 Directors' Stock Option Plan during 1996 to each executive officer named in the Summary Compensation
Table.


            Individual Option Grants in 1996
____________________________________________________________
                                     Percent of
                         Number of   Total
                         Securities  Options
                         Underlying  Granted to
                         Options     Employees      Exercise
Name                     Granted     in 1996<F1>    Price
---------------------    ----------  -----------    --------
Lennox K. Black             100       <F2>           $33.000
                         40,000       20.9%          $33.125
A. James Dearlove        15,000        7.8%          $34.125
                          5,000       <F2>           $34.125
                         35,000       18.3%          $33.125
Steven W. Tholen         10,000        5.2%          $34.125
                         25,000       13.1%          $33.125
David R. Barker          10,000        5.2%          $33.875
                         10,000        5.2%          $33.125
Keith D. Horton          10,000        5.2%          $34.125
                         10,000        5.2%          $33.125


                                      Potential Realizable
                                      Value at Assumed
                                      Annual Rates of Stock
                                      Price Appreciation for
                                      Option Term
                                      ----------------------
                    Expiration
Name                Date               5%       10%
------------------  ---------------    -------- ----------
Lennox K. Black     January 1, 2006      $2,075      $5,259
                    May 6, 2006        $833,285  $2,111,709
A. James Dearlove   February 5, 2006   $321,915    $815,797
                    February 5, 2006   $107,305    $271,932
                    May 6, 2006        $729,125  $1,847,745
Steven W. Tholen    February 5, 2006   $214,610    $543,865
                    May 6, 2006        $520,803  $1,319,818
David R. Barker     March 24, 2006     $213,038    $539,880
                    May 6, 2006        $208,321    $527,927
Keith D. Horton     February 5, 2006   $214,610    $543,865
                    May 6, 2006        $208,321    $527,927
________________

<F1>  Total options granted to employees in 1996:

                                                    Total
                                                    Options
Grant Date        Expiration Date     Option Price  Granted
----------------  ----------------    ------------  --------
February 6, 1996  February 5, 2006    $34.125        61,500
March 25, 1996    March 24, 2006      $33.875        10,000
May 7, 1996       May 6, 2006         $33.125       120,000
                                                    -------
                                                    191,500

<F2>  These options granted under the 1995 Directors' Stock
Option Plan were not included in the calculation of percent of total options granted to employees because the options were granted only to directors.


     The following table presents information regarding the number of unexercised options to purchase common shares and the number of unexercised stock appreciation rights at December 31, 1996:


          AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
              AND FISCAL YEAR-END OPTION VALUES

               Number of          Number of Securities
               Shares             Underlying Unexercised
               Acquired           Options at Year-End
               on        Value    --------------------------
Name           Exercise Realized  Exercisable  Enexercisable
-------------  -------   ------   -----------  -------------
Lennox K. Black   -0-      -0-       50,000        40,100
A. James Dearlove -0-      -0-       45,700        55,000
Steven W. Tholen  -0-      -0-       10,000        35,000
Keith D. Horton   -0-      -0-       16,750        20,000
David R. Barker   -0-      -0-       -0-           20,000


                               Value of Unexercised
                               In-The-Money-Options
                               at Year-End<F1>
                               --------------------------
Name                           Exercisable   Unexercisable
------------------             -----------   --------------
Lennox K. Black                $745,000      $546,375
A. James Dearlove              $462,700      $540,000
Steven W. Tholen               $145,000      $466,875
Keith D. Horton                $220,025      $262,500
David R. Barker                -0-           $265,000



<F1>    Values are calculated by subtracting the exercise
price per share from the market value per share of the Company's common stock at fiscal year end, multiplied by the number of shares of common stock underlying the in-the-money options, and assume a fair market value at fiscal year end of $46.75 per share (the closing price of the Company's common stock on December 31, 1996).


  EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Barker is employed under a Severance Agreement with the Company effective March 25, 1996. Under the terms of the Severance Agreement, Mr. Barker will receive $130,000 and moving expenses if Penn Virginia Corporation terminates Mr. Barker before March 25, 1997 other than for cause.

     Under the Company's policy concerning severance benefits, Company officers (including all named executive officers) whose employment is terminated following a change in control (as defined in the policy) of the Company will receive severance pay according to a formula which takes into account the officer's salary, length of service with the Company, and age. The maximum amount payable to a Company officer under the policy is 250 percent of then-current annual salary. The amounts under the severance policy that would be paid to the officers listed in the table if they were terminated on the date of this proxy statement following a change of control would be:


        Mr. Dearlove       17.50 months or $379,167
        Mr. Tholen         12.25 months or $163,333
        Mr. Horton         17.50 months or $189,583
        Mr. Barker         12.25 months or $138,833


COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     THE COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD. The Compensation and Benefits Committee (the "Committee") is comprised entirely of non-employee members of Penn Virginia's Board of Directors (the "Board"). It is the Committee's responsibility to review and recommend to the Board for approval changes to the Company's executive compensation policies and programs. It is also the Committee's responsibility to review and recommend to the Board for approval all compensation payments to the Chief Executive Officer and Penn Virginia's other executive officers.

     COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS. The Committee's executive compensation policies are designed to provide competitive levels of compensation that relate compensation to (1) individual contributions toward achievement of the Company's annual and long-term performance goals, (2) reward above-average corporate performance compared with industry peer groups, (3) recognize individual initiative and achievements, and
(4) recognize individual contributions to the day-to-day operations of the management team. The Committee attempts to achieve these objectives through a combination of base salary, stock options, and cash bonus awards.

     a. BASE SALARY. Executive salaries are reviewed by the Committee every year and are established for individual executive officers based on subjective evaluations of each individual officer's performance and the Company's performance. The Committee assigns significant weight to the evaluations by Mr. Dearlove, Chief Executive Officer and President, of the other named executive officers. The Committee believes salaries are established in a manner that is both competitive and reasonable for companies of comparable size within the Company's industry.

     b. STOCK OPTIONS. Stock options are granted to executive officers and other employees of the Company by the Committee as a means of providing long-term incentive to the Company's employees. The Committee believes stock options encourage increased performance by the Company's employees, including its officers, and align the interests of the Company's employees with the interests of the Company's stockholders.

Decisions concerning the granting of stock options are made on the same basis as decisions concerning base salary as discussed in the previous paragraph.

     c. CASH BONUS AWARDS. The Committee considers on an annual basis whether to pay cash bonuses to some or all of the Company's employees, including the Company's executive officers. The Committee's objective is to ensure the Company will remain competitive in its compensation practices and be able to retain qualified executive officers.

     CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation of the Company's Chief Executive Officer is determined in the same manner as the compensation for other executive officers as described above.

     For the period April 1992 through May 7, 1996, Mr.
Black served as Chairman of the Board and interim Chief
Executive Officer. Mr. Black received an annual salary of $75,000 and a monthly car allowance of $936 in addition to the retainer and meeting fees he received as a director.
Mr. Black was granted 40,000 options in May 1996 at an exercise price of $33.125 under the 1994 Stock Option Plan.
Mr. Black also received 100 options at an exercise price of $33.00 in 1996 under the 1995 Directors' Stock Option Plan.

     On May 7, 1996, Mr. Black retired as Chief Executive Officer and remained as Chairman of the Board. Mr. Dearlove was appointed by the Board on May 7, 1996 to the position of Chief Executive Officer and President. At that time, the Committee increased his base salary to $250,000 per year. Prior to becoming Chief Executive Officer, the Board had given Mr. Dearlove a $30,000 bonus in recognition of his accomplishments in 1995 as President and Chief Operating Officer. Mr. Dearlove was granted 15,000 options in February 1996 at an exercise price of $34.125 and 35,000 options in May 1996 at an exercise price of $33.125, both grants under the 1994 Stock Option Plan. Mr. Dearlove also received 5,000 options at an exercise price of $34.125 in 1996 under the 1995 Directors' Stock Option Plan.

     Factors the Committee considered when determining Mr.
Dearlove's 1996 compensation included:

- the successful completion of the negotiation with Westmoreland Coal Company to recover control of the Company's West Virginia coal reserves in 1995;
- the successful completion of the negotiation with Westmoreland Coal Company to recover control of the Company's Virginia coal reserves in May 1996;
- implementation of a program in 1995 to increase the Company's coal holdings;
- the return to profitability in early 1996 of oil and gas operations;
- the successful acquisition of an important natural gas property;
-    the progress made in restructuring the management team;
- revamping the Company's benefit plans and administrative procedures;
- compensation paid to Chief Executive Officers of comparably sized companies, especially those in the energy production industry.

     SUMMARY. The Committee believes the compensation and long-term incentive plans provided to Penn Virginia's executive officers are structured and operated to create alignment with the long-term best interests of Penn Virginia and its shareholders.
                                Frederick C. Witsell, Jr.
                                Minturn T. Wright, III
                                Johannes Teyssen


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Benefits Committee of the Board of
Directors is composed entirely of outside Directors.

     Minturn T. Wright, III, a director and nominee for reelection as a director, is a retired partner in the law firm of Dechert Price & Rhoads. Dechert Price & Rhoads received fees for legal services rendered during 1996 to the Company and its subsidiaries.

     For the period June 1996 through December 1996, Mr. Black, Chairman of the Board and nominee for reelection as a director, received $50,302 ($43,750 consulting fees and $6,552 car allowance) for providing consultant services to the Company. According to Mr. Black's consulting agreement with the Company, he will receive $7,232 each month ($6,250 consulting fee and $936 car allowance) for the period June 1996 through January 1997. Subject to remaining Chairman of the Board, Mr. Black will receive $5,103 per month ($4,167 consulting fee and $936 car allowance) for the period February 1997 through the 1999 Annual Meeting.

     Mr. Garrett, nominee for director, received $60,000 for consulting services provided to the Company in 1996. The
$5,000 per month consulting arrangement will be terminated when
Mr. Garrett becomes a director of the Company.


                    PERFORMANCE GRAPHS

     The following graph compares Penn Virginia's five-year cumulative total shareholder return (assuming reinvestment of dividends) with the cumulative total return of the Standard & Poor's Industrials Index, the Standard & Poor's Exploration & Production Index, and the Dow Jones Coal Index. The graph assumes $100 is invested on January 1, 1992 in Penn Virginia Corporation and each index at December 31, 1991 closing prices. The year-end values of each investment include share price appreciation plus cash dividends reinvested on the date paid.

     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           PENN VIRGINIA, DOW JONES COAL INDEX,
            S&P EXPLORATION & PRODUCTION INDEX,
                AND S&P INDUSTRIALS INDEX
         DECEMBER 31, 1991 THROUGH DECEMBER 31, 1996

           [PERFORMANCE GRAPH OMITTED.]
[Following is a description of the performance graph in a tabular format.]


                               1991 1992 1993 1994 1995 1996
                               ---- ---- ---- ---- ---- ----
Penn Virginia Corporation       100  102  120  105  114  174
Dow Jones Coal Index            100   90  133  130  138  150
S&P Exploration & Production
Index                           100   94   91   73   85  113
S&P Industrials Index           100  102  118  123  160  202


     Although the Standard & Poor's Energy 500 Index was included in previous proxies, the Company believes the Standard & Poor's Exploration & Production Index is a more representative index. There are six companies in the Standard & Poor's Exploration & Production Index: Burlington Resources Inc., Kerr-McGee Corp., Louisiana Land and Exploration Co., Oryx Energy Co., Santa Fe Energy Resources and Union Pacific Resources Group Inc. The Standard & Poor's Energy 500 Index includes the six exploration and production companies listed above but also includes the following companies: five oil field service companies (Baker Hughes, Inc., Dresser Industries, Halliburton Co., Rowan Companies and Schlumberger Ltd.); two refining and marketing companies (Ashland Inc. and Sun Company); seven domestic integrated oil companies (Amerada Hess Corp., Atlantic Richfield Co., Occidental Petroleum Corp., Pennzoil Co., Phillips Petroleum Co., USX-Marathon Group and Unocal Corporation); and six international integrated oil companies (Amoco Corp., Chevron Corp., Exxon Corp., Mobil Corp., Royal Dutch Petroleum and Texaco). Penn Virginia explores for, develops, and produces oil and gas in the Appalachian Basin and believes its operating characteristics are more consistent with the companies in the Standard & Poor's Exploration and Production Index than with the companies in the Standard & Poor's Energy 500 Index.

     The Company also included an additional index, the Dow
Jones Coal Index, to allow comparison of the Company with coal companies. The five companies included in the Dow
Jones Coal Index are Addington Resources, Cyprus Amax
Minerals Company, Pittston Minerals Group, Ziegler Coal
Holding Company and Penn Virginia Corporation.

     The Company intends to continue using the Standard &
Poor's Industrials Index, the Standard & Poor's Exploration
& Production Index and the Dow Jones Coal Index for future performance graphs.

     The following graph compares the Company's five-year cumulative total shareholder return with the cumulative total return of the indexes that had been used for the performance graph last year.

      COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        PENN VIRGINIA, S&P ENERGY 500 INDEX, AND S&P
                  INDUSTRIALS INDEX
        DECEMBER 31, 1991 THROUGH DECEMBER 31, 1996


               [PERFORMANCE GRAPH OMITTED.]
[Following is a description of the performance graph in a tabular format.]


                               1991 1992 1993 1994 1995 1996
                               ---- ---- ---- ---- ---- ----

Penn Virginia Corporation       100  102  120  105  114  174
S&P Energy 500 Index            100  107  116  120  161  201
S&P Industrials Index           100  102  118  123  160  202


               EMPLOYEES' RETIREMENT PLAN

     As of June 30, 1996, the Company froze benefits under the defined benefit pension plan it maintains for its eligible employees. All participating employees were granted a nonforfeitable right to 100 percent of his or her accrued benefit upon freezing of the plan. Employees made no contributions to this plan. In general, the pension plan provides for payment of annual retirement benefits to eligible employees who retire at a normal retirement age of
65. A career average benefit formula determines the pension payment, which is based on the years of service and the annual earnings of the employee. The pension plan is designed to provide a retirement income which, when combined with benefits from the Company's defined contribution plans and Social Security, should maintain the long-term employee's standard of living at the time of retirement. The pension plan also provides for deferred retirement benefits for disabled employees, reduced benefits for early retirement, and additional accrual for years of service beyond age 65 prior to June 30, 1996.

     The following table shows the estimated annual pension benefits payable to employees of the Company, including the named executive officers, upon retirement at age 65, in various remuneration and years-of-service classifications, assuming the election of a pension benefit payable as a life annuity with five years certain. The table is representative of an employee who is currently age 65. Benefit amounts set forth in the table are not presently subject to any deduction for Social Security benefits or other offset amounts.


               ESTIMATED ANNUAL RETIREMENT BENEFITS
                         Years of Service
               ------------------------------------------
Annual
Compensation      15            20            25
------------      ----------    ----------    -----------
$125,000          $24,375       $32,500       $40,625
$150,000          $29,250       $39,000      $48,750
$175,000          $31,200<F*>   $41,600<F*>   $52,000<F*>
$200,000          $31,200<F*>   $41,600<F*>   $52,000<F*>
$225,000          $31,200<F*>   $41,600<F*>   $52,000<F*>
$250,000          $31,200<F*>   $41,600<F*>   $52,000<F*>
$275,000          $31,200<F*>   $41,600<F*>   $52,000<F*>

Annual
Compensation      30             35             40
------------      ----------     ----------     ----------
$125,000          $48,750        $56,875        $65,000
$150,000          $58,500        $68,250        $78,000
$175,000          $62,400<F*>    $72,800<F*>    $83,200<F*>
$200,000          $62,400<F*>    $72,800<F*>    $83,200<F*>
$225,000          $62,400<F*>    $72,800<F*>    $83,200<F*>
$250,000          $62,400<F*>    $72,800<F*>    $83,200<F*>
$275,000          $62,400<F*>    $72,800<F*>    $83,200<F*>
______________


<F*>  Beginning in 1989, the Internal Revenue Code (IRC)
restricted the amount of annual compensation which may be considered in the computation of benefits payable from a qualified pension plan. The 1996 compensation limit is $150,000; the 1997 limit is $160,000. For the table projections, the 1997 limit of $160,000 is assumed to remain unchanged in future years.


     Separate IRC Section 415 restrictions limit the annual benefit payable to $120,000 for 1996 increasing to $125,000 in 1997.

     Years of service credited under the pension plan for the following individuals are: Mr. Dearlove - 19 years, Mr. Tholen - 1 year, Mr. Horton - 16 years, and Mr. Barker
- less than a year.


VOTING ITEM 2.  AMENDMENT TO ARTICLES OF INCORPORATION TO
INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On January 29, 1997, the Board of Directors adopted, subject to shareholder approval, an amendment (the "Amendment") to the Company's Articles of Incorporation, as heretofore restated and amended, to increase the authorized shares of common stock from 8,000,000 to 16,000,000. The additional shares of common stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding common stock of the Company. The Articles of Incorporation of the Company provide that shareholders of the Company do not have pre-emptive or other rights to subscribe for or purchase any proportionate share of the authorized but unissued common stock of the Company.

     Presently, there are 4,131,294 outstanding shares of common stock. If the proposed amendment is approved by the shareholders, the Company will have 11,868,706 shares of authorized and unissued common stock. These shares will be available for issuance from time to time for such corporate purposes as the Board of Directors may determine. The additional shares would also be available for stock splits and stock dividends. The Company has no present agreements or understandings with third parties with respect to the issuance of these shares, nor is the Company presently negotiating for any such agreements or understandings;
however, the Board of Directors believes it would be in the best interest of the Company and its shareholders to be able to respond quickly to strategic opportunities without the further necessity of obtaining shareholder approval at such time.

     In order for the amendment to become effective, the proposal must be approved by the holders of more than two-thirds of the outstanding shares of common stock entitled to vote at the Annual Meeting. If the Amendment is adopted, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Virginia.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
TO ADOPT THE FOLLOWING AMENDMENT TO THE COMPANY'S ARTICLES
OF INCORPORATION:

     RESOLVED, That the first paragraph of Article 6 of the Articles of Incorporation of the Company, as heretofore restated and amended, be, and it hereby is, amended in its entirety to read as follows:

     "6. The aggregate number of shares which the corporation has authority to issue is 16,100,000 shares, divided into two classes consisting of 100,000 shares of Preferred Stock of the par value of $100 per share
(hereinafter called "Preferred Stock") and 16,000,000 shares of Common Stock of the par value of $6.25 per share
(hereinafter called "Common Stock")."


           VOTING ITEM 3.  SHAREHOLDER PROPOSAL

     Mr. Arthur H. Keen, 317 College Avenue, Lancaster, Pennsylvania 17603, who owns 300 shares of common stock, has advised the Company of his intention to introduce the following resolution at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote.

     "RESOLVED, that the shareholders of Penn Virginia
Corporation (the "Company") present or voting by proxy at the 1997 Annual Meeting hereby recommend to the Board of Directors that such Board immediately initiate and complete the steps necessary to achieve a sale, merger or other restructuring of the Company on terms that will maximize shareholder value."

SUPPORTING STATEMENT OF THE PROPONENT

     "I believe the value that may be achieved for the shareholders of Penn Virginia by a sale, merger or restructuring of the Company may be greater than the current market price of the common stock.

     I believe the Company's stock price performance demonstrates management's apathy toward the shareholders' need for a competitive return on their investment. Since 1990 the performance of Penn Virginia common stock in comparison to the S&P Energy Composite Index and the S&P Industrials Index has been unacceptable. In fact, $100 invested in Penn Virginia in 1990 was worth $93.10 as of 12-31-95.

     The results for the oil and gas operations for the last 11 years have been totally unacceptable. The sum of the annual profits and losses was a net loss of $2.6 million. The average identifiable assets employed in the oil and gas business was $51 million. The average pre-tax return on capital was .15%. Although the return is dismal, management has increased the Company's investment in the oil and gas business from $26.5 million in 1985 to $87.8 million in 1995.

     Additionally, is it prudent for the Company to have 100 million dollars of its assets in one stock (Norfolk Southern
Corp.) with no insurance to guard against price depreciation?

     If present management cannot maximize the return on the stockholders' investment, the best interest of the Penn Virginia shareholders will be served by the sale, merger or restructuring of our Company; and I recommend you vote
"FOR" this proposal."


STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER
PROPOSAL

     The Board of Directors recommends you to vote against the shareholder proposal. The Board of Directors believes the Company's current strategy for enhancing shareholder value is in the best interest of both the Company and its shareholders. The strategy implemented by the Company in October 1995 has two components: (1) in coal, to free its Appalachian coal reserves from Westmoreland Coal Company, to lease the reserves to others and to seek new coal acquisition opportunities, and (2) in oil and gas, to achieve profitable growth through a balanced capital investment program focused primarily in Appalachia. As demonstrated by the Company's performance, the strategy is working and the Board believes the continued execution of the Company's strategic plan will provide greater shareholder returns than a sale, merger or liquidation.

     During the last two years, the Company completed several actions which contributed to its success in 1996 and set the stage for continued growth and improved financial performance. The activities include:

1. The 1995 recovery of approximately 70 million tons of West Virginia coal reserves previously leased to Westmoreland Coal Company. In 1996, these reserves were leased to other operators who are expected to substantially increase the production from the property.

2. The May 1996 recovery of approximately 115 million tons of Virginia coal reserves previously leased to Westmoreland Coal Company who had suspended production in July 1995. The recovered Virginia reserves were leased to several quality coal operators, most of whom have begun production or are expected to begin production in 1997.

3. The completion of three coal acquisitions which added an estimated 35 million tons of high quality Appalachian coal reserves and 22 million board feet of standing saw timber. Production from these properties has begun and is expected to grow throughout 1997 and 1998.

4. In 1996, successful completion of 37 development wells in our core Appalachian operating areas and initiation of a more aggressive exploration program.

5. Operating costs in the Company's oil and gas business decreased from $2.05 per Mcfe in 1995 to $1.90 per Mcfe in 1996 in spite of increased production taxes and increased gathering charges. Penn Virginia's oil and gas segment had pretax earnings of $8.3 million in 1996.

6. In 1996 and 1997, the Company sold virtually all of its stock holdings in Westmoreland Coal Company and Westmoreland Resources, Inc., clarifying the Company's position as a free-standing energy company which is no longer tied to Westmoreland's fortunes.

7. In addition, 868,258 shares of Penn Virginia's common stock held by VEBA, AG were sold in January 1997, including
607,000 shares purchased by nine financial institutions, 210,308 shares purchased by the Company and 50,950 shares purchased by the Company's Directors and senior management.
Furthermore, the Company's senior management has been strengthened and deepened by recent personnel changes.

     The Board of Directors believes the steps listed above have significantly enhanced shareholder value which is now beginning to be reflected in the Company's stock price. Operating earnings for 1996 were at a ten-year high. During 1996, Penn Virginia's share price increased 45 percent. An investment of $100 in Penn Virginia in 1991 was worth $174 at December 31, 1996, as shown on page 11 of the proxy statement.

     For the foregoing reasons, the Board of Directors believes implementation of the shareholder's proposal is not in the best interests of the shareholders.


THE BOARD OF DIRECTORS URGES YOU TO VOTE "AGAINST" THE
SHAREHOLDER RESOLUTION (VOTING ITEM 3).


                    MISCELLANEOUS

INDEPENDENT ACCOUNTANTS

     Penn Virginia engaged Arthur Andersen LLP as independent accountants for the Company following dismissal of KPMG Peat Marwick LLP ("KPMG") in August 1996. The
Audit Committee of the Board of Directors approved the change in independent public accountants.

     KPMG's report on the financial statements of the Company for the year ended December 31, 1995, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, or as to any other matter. During the year ended December 31, 1995, and the subsequent interim period preceding the dismissal, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedure, disagreements if not resolved to the satisfaction of KPMG would have caused it to make reference thereto in its reports on the financial statements of the Company for such years. Additionally, no "reportable events" (as such term is defined under the applicable rules and regulations of the SEC) occurred during the year ended December 31, 1995, or the subsequent interim periods preceding KPMG's dismissal.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from the shareholders concerning the Company's financial statements.

OTHER MATTERS

     The Board of Directors knows of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

SHAREHOLDER PROPOSALS

     Any proposal submitted by shareholders for inclusion in the Company's proxy statement and proxy for the 1997 Annual Meeting of Shareholders of the Company must be received by the Company at its corporate offices in Radnor, Pennsylvania on or before November 26, 1997, and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

ANNUAL REPORT ON FORM 10-K

     Copies of the Company's Annual Report on Form 10-K
(without exhibits) as filed with the SEC will be furnished without charge upon written request of any shareholder of record. Requests for this report should be directed to Beverly Cole McGuire, Corporate Secretary, Penn Virginia
Corporation, One Radnor Corporate Center, Suite 200, 100
Matsonford Road, Radnor, Pennsylvania  19087.

                         By order of the Board of Directors.
                         BEVERLY COLE MCGUIRE
                         Corporate Secretary


March 31, 1997

VOTING CARD

PROXY
                     PENN VIRGINIA CORPORATION
        PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR ANNUAL MEETING ON MAY 6, 1997

   The undersigned hereby appoints A. James Dearlove, Steven W. Tholen, and Beverly Cole McGuire and each of them, proxy or proxies of the undersigned, with the power of substitution, to vote all shares of stock of the Company held by the undersigned which are entitled to be voted at the Annual Meeting of Shareholders to be held in the Company's corporate office, One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania on Tuesday, May 6, 1997, at 10:00 A.M. and any adjournments thereof, on all matters coming before said meeting as shown on the reverse side of this card. The undersigned acknowledges receipt of the 1997 Annual Report and the Notice of Meeting and Proxy Statement dated March 31, 1997.

       (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

A [X] Please mark your votes as in this example using dark ink only.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

Item No. 1 - Election of Directors
             []  For all nominees listed
             [] Withhold authority to vote for all nominees listed

(Instructions: to withhold          Nominees:
authority to vote for any           Lennox K. Black
individual nominee, strike          John D. Cadigan
a line through the nominee's        A. James Dearlove
name in the list at right.)         Robert Garrett
                                    Joe T. Rye
                                    John A. H. Shober
                                    Frederick C. Witsell, Jr.
                                    Minturn T. Wright, III

Item No. 2 - A proposal to amend the Articles of Incorporation of the Company to increase the number of authorized
             shares of the common stock of the Company to
             16,000,000 shares.
             [] For        [] Against         [] Abstain

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
Item No. 3 - A shareholder proposal as described in the
             accompanying proxy statement.
             [] For        [] Against         [] Abstain

Item No. 4 - In their discretion, or any other business which may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.
IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED "FOR"
PROPOSALS 1 AND 2 AND "AGAINST" PROPOSAL 3.

I plan to attend the meeting   [] Yes         [] No

Dated _________________, 1997   Signature ___________________

                                Signature ___________________

Note: Please mark, date and sign as your name appears above and return in the enclosed envelope. When signing as attorney, administrator, executor, guardian or trustee, please give full title as such.